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                                     FORM 15

          CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
                    SECTION 12(G) OF THE SECURITIES EXCHANGE
ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTION 13 AND 15(d) OF
                      THE SECURITIES EXCHANGE ACT OF 1934.

               Commission File Numbers     33-21775,33-25070 and 33-33261
                                           ------------------------------

                         PREMIER ACCEPTANCE CORPORATION
                         ------------------------------
             (Exact name of registrant as specified in its charter)

                             222 South Ninth Street
                               Piper Jaffray Tower
                              Minneapolis MN 55402
                                 (612) 342-6000
                                 --------------
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              Mortgage-Backed Bonds
                    -------------------------------------
            (Title of each class of Securities covered by this Form)

                                      NONE
                                      ----
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

      Rule 12g-4(a)(1)(i)      [ ]       Rule 12h-3(b)(1)(ii)     [X]
      Rule 12g-4(a)(1)(ii)     [ ]       Rule 12h-3(b)(1)(i)      [ ]
      Rule 12g-4(a)(2)(I)      [ ]
      Rule 12g-4(a)(2)(ii)     [ ]       Rule 12h-3(b)(2)(ii)     [ ]
      Rule 12h-3(b)(1)(I)      [X]       Rule 15d-6               [ ]

     Approximate number of holders of record as of the certificate or notice date: 1

     Pursuant to the requirements of the Securities Exchange Act of 1934 PREMIER ACCEPTANCE CORPORATION has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:  October 15, 1999               BY: /s/ Brian J. Ranallo
       ---------------------            -------------------------------------
                                          Brian J. Ranallo, President